Exhibit 10.42

April 26, 2012

Marc Goldfarb

Senior Vice President and General Counsel

c/o Kid Brands, Inc.

One Meadowlands Plaza, 8th Floor

East Rutherford, New Jersey 07073

Dear Marc:

The Compensation Committee of the Board of Directors (the “Board”) of Kid Brands, Inc. (the “Company”) has deemed it appropriate and reasonable to provide you with the assurances set forth in this letter in order to help ensure a smooth transition should a Change in Control (as defined below) occur as described herein, and to help eliminate from any decision-making process potential distractions caused by concerns over your personal financial and employment security, although no decision to effect such a transaction has been made and there can be no assurance that any such transaction will occur or the timing thereof.

Change in Control. For purposes of this letter, a “Change in Control” shall mean the occurrence of any of the following:

(i) any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or “group” (as described in Rule 13d-5 under the Exchange Act), other than any beneficial owner of in excess of 5% of the Company’s voting securities on the date of this letter, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 30% of the total combined voting power of the Company’s then outstanding securities, excluding, however, the following: (a) any acquisition of securities directly from the Company other than in connection with a Transaction described in clause (iii) or (v) below), (b) any acquisition of the Company’s securities by the Company; (c) any acquisition of securities by an employee benefit plan (or related trust) sponsored or maintained by the Company or entirely controlled by the Company, or (d) any Transaction (as defined below) or sale of all or substantially all of the Company’s assets that does not constitute a Change in Control under clauses (iii), (iv), or (v) below;

(ii) as a result of any proxy solicitation made otherwise than on behalf of the Board, Continuing Directors cease to be a majority of the Board (a “Continuing Director” is any member of the Board who (a) was a member of the Board on January 1, 2012 or (b) first became a member of the Board as a result of or following his election or nomination for election by the Board at a time that Continuing Directors form a majority of the Board and with the approval of a majority of such Continuing Directors);

(iii) the merger, consolidation, or other business combination of or by the Company (a “Transaction”), other than a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to be the beneficial owners of securities of the Company or other resulting entity representing at least 70% of the voting power in the Company or other resulting entity in substantially the same proportions as their ownership of Company securities immediately prior to the Transaction;

(iv) the sale of all or substantially all of the Company’s assets, other than a sale immediately following which the stockholders of the Company immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing at least 70% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of Company securities immediately prior to the sale; or

(v) consummation of a recapitalization or similar transaction of the Company in which any “person” (as defined in Section 3(a)(9) of the Exchange Act) or “group” (as described in Rule 13d-5 under the Exchange Act), other than any beneficial owner of in excess of 5% of the Company’s voting securities on the date of this letter, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 30% of the total combined voting power of the Company’s then outstanding securities.

Good Reason. For purposes of this letter, “Good Reason” shall mean the occurrence of any of the following events after a Change in Control without your express written consent: (A) material diminution in the importance of your position, status or authority; (B) a material reduction in your aggregate compensation or benefits; (C) a failure of any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) of the Company to assume in writing (or by operation of law in a merger) the obligations of the Company hereunder as required by Section V below; or (D) the Company’s requiring you to relocate outside of New York City or New Jersey. A termination for Good Reason shall mean a termination effected by written notice given by you to the Company within 30 days after the occurrence of the Good Reason event, unless the Company shall, within 15 days after receiving such notice, take such action as is necessary to fully remedy such Good Reason event and give you written notice thereof, in which case the Good Reason event shall be deemed to have not occurred.

If the Company consummates a Change in Control, and your employment with the Company is terminated by the Company without Cause, as defined in the Company’s Equity Incentive Plan, or by you for Good Reason, as defined above (each of the foregoing, a “Termination”), in either case within the 365-day period following the consummation of a Change in Control, you will be entitled to the benefits set forth below, notwithstanding anything to the contrary in any other benefit or compensatory plan maintained by the Company, including, without limitation: any other severance arrangements between you and the Company or in which you participate, any incentive compensation program maintained by the Company then in effect (the “IC Program”), any award agreement governing the relevant equity, or the plan pursuant to which such equity was issued, in each case unless specified otherwise herein.

I.	Benefits Upon Termination within the 365-day period following a Change in Control

A.	Severance

1.	You will be paid 12 months of your base salary in effect on the Termination date. Subject to the last sentence of this paragraph 1, the severance will be paid over the course of the severance period in accordance with the Company’s normal pay schedule (not in a lump sum). Notwithstanding the foregoing, if all or any portion of the severance or other payments to be made to you under this letter (whether alone or in combination with payments from any other plan maintained by the Company) would, in the good faith opinion of the Company, subject you to the excise tax and/or interest provisions under Section 409(A) if paid in full within six months of your Termination date, the Company shall reduce the amounts payable to you (and from any other plan required to be aggregated with these payments pursuant to Section 409A) to the maximum amount payable under Section 409A in such six-month period, and all remaining amounts otherwise payable to you (including deferred amounts) shall be paid in a lump sum to you on the day which is 6 months and 1 day after the applicable Termination date. The severance payments shall otherwise begin on the first normal Company payroll date subsequent to the 30th day following the Termination date, subject in all cases to your execution (without revocation) of the Release (as hereinafter defined).

2.	For a period of 12 months following the Termination date, you will be entitled, to the extent permitted under the terms of any such plan and under any applicable nondiscrimination laws applicable thereto, to remain on the Company’s: (1) health and dental insurance plan (making the same payroll contribution as you made, on the date of Termination, as an active employee), and (2) all other insurance plans for which you were eligible on the date of Termination (and if the terms of any such plan do not permit you to remain thereon, and COBRA continuation benefits are available with respect thereto, you may elect such COBRA continuation coverage and the Company will pay on your behalf, for a period of 12 months following the Termination date, the portion of the applicable COBRA payments equal to the amount contributed by the Company on your behalf for such insurance coverage prior to your Termination), provided that no reimbursement of such expenses will be made after the taxable year following the year in which such expense was incurred.

3.	For a period of 12 months following the Termination date, you will be entitled to use of the Company’s automobile (or payment of an automobile allowance) or reimbursement of certain automobile expenses, as the case may be, in accordance with the nature and type of automobile perk, if any, that you had in effect on the Termination date, provided that no reimbursement of such expenses will be made after the taxable year following the year in which such expense was incurred.

4.	At the end of the 12-month period during which medical and dental, if any, coverage continues, you may elect COBRA continuation medical coverage for the remaining COBRA period at your own expense. Further, you acknowledge and agree that the 12-month period during which you are provided medical and dental coverage under Section (A)(2) above shall not be construed to extend the period of time over which such COBRA continuation coverage may be provided to you (i.e., such coverage period shall run concurrently with the COBRA period).

5.	The severance payments and benefits described above (or elsewhere herein) will not be terminated or reduced in the event of your gainful employment.

B.	Awards under the IC Program.

1.	You will be entitled to receive bonus amounts earned and not yet paid under the IC Program, if any, for the year prior to the year in which the Termination occurs solely to the extent earned amounts thereunder were not paid to you as a result of the timing of your Termination; and

2.	You will be entitled to receive a pro rata portion of your bonus under the IC Program, if any, for year in which the Termination occurs in an amount equal to the pro rata portion of the amount that would otherwise be payable to you if the “target” level of such bonus had been achieved for the entire year and you were entitled to payment of such amount under the terms of the IC Program (the “Annual Target Amount”), provided, however, that notwithstanding the foregoing, the amount payable pursuant to this sentence will in no event exceed 25% of the Annual Target Amount.

3.	Amounts under paragraphs 1 and 2 above shall be paid in accordance with the timing provided in the IC Program for amounts earned thereunder. Notwithstanding the foregoing, however, if necessary to prevent you from being subject to adverse tax consequences under Section 409A, any such amounts shall be paid in a single sum payment on the later of the first day after the six month anniversary of your Termination date or the date that the bonus would be paid in accordance with its terms.

C.	Equity Acceleration and Exercisability.

1.	To the extent unvested stock options (“Options”), stock appreciation rights (“SARs”), restricted stock (“RS”), restricted stock units (“RSUs”), and/or other equity grants, as applicable, either granted to you by the Company (or substituted by the Company upon such Change in Control in accordance with the Company’s Equity Incentive Plan and/or the award agreement governing the applicable grant) (collectively, “Equity Grants”) remain outstanding immediately prior to your Termination, all such Equity Grants will become immediately vested or non-forfeitable, as applicable, upon your Termination.

2.	Equity Grants consisting of Options, SARs and similar grants will remain exercisable for the period set forth in the applicable award agreement governing such award.

II.	Release. In order to receive any payments or benefits under this letter, you must execute and deliver to the Company (and not revoke) a release provided by the Company in substantially the form of Exhibit A hereto (the “Release”) within 21 days following your Termination. If you fail to deliver (or revoke) the Release, you shall forfeit your right to the payments and benefits hereunder.

III.	No Obligation. Nothing in this letter alters any of the terms of your employment with the Company or creates any obligation on the part of the Company to retain you as an employee. This letter supersedes any other Company policy or agreement with you with respect to the matters set forth herein.

IV.	No Interest. All amounts payable under this letter shall be without interest.

V.	Successors. The Company shall require any successor or assignee, whether direct or indirect, by purchase or otherwise (and whether or not by operation of law), to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this letter, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in this letter, shall mean the Company, as applicable, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this letter.

VI.	Amendment or Termination. It is the intent of the Compensation Committee of the Board of Directors of the Company to review this letter agreement semi-annually, and the Company reserves the right to amend, in whole or in part, or terminate, the benefits set forth in this letter at any time; provided, however, that no such amendment or termination after the occurrence of a Change in Control shall adversely affect the benefits to you hereunder; and provided further (and notwithstanding the foregoing), in the event that any successor or assignee is required to assume and agree to perform the Company’s obligations under this letter in accordance with Article V above, the Company shall require any such successor or assignee to maintain and perform the benefits provided to you under this letter for a period of at least 365 days following the date of consummation of the transaction resulting in such succession or assignment.

VII.	Section 409A. You and the Company intend that the payments and benefits provided for in this letter agreement either be exempt from Section 409A or be provided in a manner that complies with Section 409A, and any ambiguity herein shall be interpreted so as to be consistent with such intention. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, all payments to be provided upon a Termination shall be paid or provided only at the time of a termination of your employment that constitutes a “separation from service” from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h) (1)).

KID BRANDS, INC.

	By:	/s/ Raphael Benaroya
Name: Raphael Benaroya
Title: Executive Chairman

AGREED AND ACCEPTED:

/s/ Marc Goldfarb
Marc Goldfarb